SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         THE WEST COMPANY, INCORPORATED
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                    [INSERT NAME OF FILER WHEN APPLICABLE]
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
(5) Total fee paid:
--------------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
--------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
(3) Filing Party:
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(4) Date Filed:
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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                 April 30, 1996



TO THE SHAREHOLDERS OF
  THE WEST COMPANY, INCORPORATED:


         The Annual Meeting of Shareholders of The West Company, Incorporated will be held at the Company's headquarters at 101 Gordon Drive, Lionville, Pennsylvania 19341, on Tuesday, April 30, 1996, at 9:30 A.M., for the following purposes:

          1. To elect three directors in Class III (term expiring in 1999).

          2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for 1996.

          3. To approve and ratify a proposal to amend the 1992 Non-Qualified Stock Option Plan for Non-Employee Directors.

          4. To approve and ratify a proposal to amend the Long-Term Incentive Plan.

          5. To transact such other business as may properly be brought before the meeting.

               The Board of Directors has fixed the close of business, Monday, March 18, 1996, as the record date for the meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the meeting.

         Please date, sign and return the enclosed proxy in the enclosed envelope, whether or not you expect to attend the meeting in person.

                       By Order of the Board of Directors,



                                                 JOHN R. GAILEY III
                                                 Secretary


March 27, 1996

                         THE WEST COMPANY, INCORPORATED
                                101 Gordon Drive
                          Lionville, Pennsylvania 19341


                                 PROXY STATEMENT


         The enclosed proxy is solicited by the Board of Directors of The West Company, Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held at the Company's headquarters, 101 Gordon Drive, Lionville, Pennsylvania, on Tuesday, April 30, 1996, at 9:30 A.M., and at all adjournments thereof. The proxy and this proxy statement are being mailed to shareholders on or about March 27, 1996. The Company will bear the costs of solicitation of proxies. Following the mailing of proxy soliciting material, directors, officers and other employees of the Company may solicit proxies in person or by telephone.

         Only holders of record of the Company's common stock, $.25 par value, ("Common Stock") at the close of business on March 18, 1996 will be entitled to vote at the meeting. At that date, 16,640,880 shares of Common Stock were outstanding. Each outstanding share entitles the holder to one vote on all business of the meeting. Any shareholder signing a proxy card may revoke or revise it at any time before it is voted by giving written notice to John R. Gailey III, Secretary, Vice President and General Counsel of the Company, or by voting in person at the meeting.

         The persons named in the accompanying form of proxy will vote such proxy in accordance with the specification made thereon with respect to each of the proposals contained therein. If no instructions are given and the proxy card is properly signed and returned, all shares covered by the proxy will be voted by such persons for election of the nominees listed below as directors, for the proposal to ratify the appointment of independent accountants, for approval and ratification of the amendment of the 1992 Non-Qualified Stock Option Plan for Non-Employee Directors and for approval and ratification of the amendment of the Long-Term Incentive Plan. Unless otherwise indicated by the shareholder, proxy cards also give the persons named as proxies discretionary authority to vote all shares of Common Stock represented by the proxy on any other matter that is properly presented for action at the meeting.

         Directors are elected by a plurality vote of all votes cast at the meeting. Accordingly, directions to withhold authority will have no effect on the outcome of the vote. For each other matter specified in the accompanying notice, the affirmative vote of a majority of votes cast by holders of Common Stock entitled to vote is required for approval. Abstentions will be treated as present for purposes of determining the presence of a quorum. Because directors are elected by a plurality of votes, abstentions and broker non-votes will not have an impact on their election. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on approval of the other proposals.

         The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table and footnotes set forth, as of March 21, 1996, information to the best of the Company's knowledge concerning persons who beneficially own more than 5% of the Company's Common Stock. Except as indicated below, the Company is informed that the beneficial owners have sole voting and sole dispositive power over the shares shown opposite their names.

                                                                          Amount and               Percent
    Name and Address of                                              Nature of Beneficial             of
     Beneficial Owner                                                     Ownership                  Class
----------------------------------------------------------------------------------------------------------
Jean Wike Faust ..................................................       1,261,734(1)                7.5%
    16 Fox Chase Road
    Malvern, PA 19355

First Union Corporation of New Jersey.............................         850,239(2)                 5.1%
    550 Broad Street
    Newark, NJ  07102

Reich & Tang Asset Management L.P.................................         979,800(3)                 5.9%
    600 Fifth Avenue
    New York, NY  10020

TriMark Financial Corporation.....................................       1,298,000(4)                 7.8%
    One First Canadian Place, Suite 5600
    P.O. Box 487
    Toronto, Ontario M5X 1E5

William S. West...................................................       1,265,812(5)                 7.6%
    101 Gordon Drive
    Lionville, PA  19341

J. Roffe Wike, II.................................................       1,743,554(1)(6)             10.5%
    2125 Twinbrook Road
    Berwyn, PA  19312

Wilmington Trust Corporation......................................       1,242,310(7)                 7.5%
    1100 North Market Street
    Wilmington, DE  19890

---------------

(1) Includes 226,000 shares held by a trust of which Mrs. Faust is the sole beneficiary. J. Roffe Wike, II, the brother of Mrs. Faust, has sole dispositive and voting power over such shares in his capacity as trustee. Also includes 582,954 shares held by a trust as to which Mrs. Faust and Mr. Wike share voting and dispositive power.
(2) Based upon information as of December 31, 1995 set forth in a Schedule 13G filing made by First Union Corporation of New Jersey and First Fidelity Incorporated and dated February 9, 1996. Includes sole voting power with respect to 403,975 shares and shared dispositive power with respect to an aggregate of 808,528 shares.
(3) Based upon information as of December 31, 1995 set forth in a Schedule 13G filing made by reporting person and dated February 15, 1996. Represents shared voting and dispositive power.
(4) Based upon information as of December 31, 1995 set forth in a Schedule 13G filing made by reporting person and dated February 12, 1996.
(5) Includes shared voting power over 746,264 shares. Does not include 220,354 shares owned by Mr. West's wife, as to which he disclaims beneficial ownership.
(6) Does not include 7,840 shares owned by Mr. Wike's wife, as to which he disclaims beneficial ownership.
(7) Based upon information as of December 31, 1995 set forth in a Schedule 13G filing made by Wilmington Trust Corporation, Wilmington Trust Company and Wilmington Trust FSB and dated February 12, 1996. Includes (i) sole voting power with respect to 440,620 shares and (ii) shared voting and investment power with respect to 801,690 shares.

                            1. ELECTION OF DIRECTORS

Board of Directors

         The Company's articles of incorporation divide the Board of Directors into three classes. Each year, the directors in one class are elected to serve a three-year term. The Company's bylaws allow the directors to increase (and decrease) the size of the board, to elect directors to fill the vacancies created by the increase and to assign the elected directors to a class. Pursuant to that authority, in November 1995, the Board of Directors elected William H. Longfield to serve as a director of the Company until the 1997 annual meeting of shareholders. Mr. Longfield was elected to fill the vacancy created by the retirement of Walter F. Raab. Also during 1995, William J. Avery resigned from the Board. Victor E. Ziegler, a director whose term expires at the 1996 Annual Meeting, has decided not to stand for reelection in view of his anticipated retirement this year. The Board intends to address the imbalance among the director classes created by Mr. Ziegler's retirement.

         The Board has nominated Dr. Tenley E. Albright, Mr. William S. West and Mr. J. Roffe Wike, II for election as directors at the 1996 Annual Meeting. All of the nominees are incumbent directors. Each nominee has consented to being named and to serve if elected. If any nominee becomes unavailable, which the Company does not expect, it is intended that, pursuant to the accompanying proxy, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. Shareholders who want to nominate candidates for election as directors at future annual meetings must comply with procedures in the Company's bylaws. A copy of the bylaws may be obtained from the Secretary of the Company.

Name, Age and
Year First Elected Director       Business Experience and Other Directorships or Significant Affiliations
--------------------------------- -----------------------------------------------------------------------------------

Nominees
For Terms to Expire in 1999

Tenley E. Albright, M.D.          Dr. Albright is a physician and surgeon. Since 1993 she has been  Chairman of
Age 60                            Western  Resources, Inc. and a member of the Corporation of the New England
1993                              Baptist Hospital and Woods Hole Oceanographic Institution. From 1989 to 1993 she
                                  was President, then Chairman of the Institute for Clinical
                                  Applications/Vital Sciences Inc. (clinical diagnostic
                                  research laboratory). Dr. Albright also serves as a director of State Street Bank and Trust Company, State Street Boston
                                  Corporation and Whitehead Institute for Biomedical Research.

William S. West                   From 1985 to 1993 Mr. West served as  Chairman  of the Board of the  Company.  Mr.
Age 68                            West became President of the Company in 1965 and Chief Executive  Officer in 1980
1958                              and continued in these positions until his retirement in 1985.

J. Roffe Wike, II                 From 1965 to 1994 Mr. Wike was Senior Partner and a director of Cooke & Bieler
Age 69                            (investment counselors).
1962



                            The Board of Directors recommends a vote FOR these nominees.

Director Whose Term Expires in 1996

Victor E. Ziegler                 Mr. Ziegler has been Executive Vice President of the Company since 1992. He was
Age 65                            Division  President, Health Care from 1991 to 1992 and Group President,
1991                              Manufacturing of the Company prior to 1991. Mr. Ziegler also serves as a director of Brandywine Hospital.

Directors Whose Terms Expire in 1997
George J. Hauptfuhrer, Jr.        Mr. Hauptfuhrer is Of Counsel of Dechert Price & Rhoads (law  firm), where he
Age 69                            served as Chairman and Chief Executive Officer from 1984 until 1990.
1973

William G. Little                 Mr. Little has been Chairman of the Board since 1995 and President and Chief
Age 53                            Executive Officer of the Company since 1991. He was Division President of
1991                              Kendall Inc. (medical device manufacturer) from 1990 to 1991 and  Group Vice
                                  President and Division President of C.R. Bard, Inc.(medical device manufacturer)
                                  from 1975 to 1990. Mr. Little also serves as a director of Fox Chase Cancer
                                  Center.

William H. Longfield              Mr. Longfield has been Chief Executive Officer and Chairman of the Board since
Age 57                            1994 and Chief Operating Officer from 1989 to 1994 of C.R. Bard, Inc. (medical
1995                              device  manufacturer). He also serves as a director of United Dental Care, Inc.,
                                  Manor Care Inc., the Health Industry  Manufacturers Association, Horizon Mental
                                  Health Management, Inc. and Atlantic Health System.

Monroe E. Trout, M.D.             Since March 1996, Dr. Trout has been Chief Executive Officer of Cytran Inc.
Age 64                            (biotechnology  company). He also is Chairman Emeritus of American Healthcare
1991                              Systems (network of integrated  healthcare systems), where he served as Chairman of the Board, President and Chief Executive Officer until his retirement in
                                  January 1995. Dr. Trout also serves as a director of Gensia  Inc., Science
                                  Applications International Corporation (SAIC), Baxter International Inc., Cytyc
                                  Inc. and the University of California San Diego Foundation.

Directors Whose Terms Expire in 1998

George W. Ebright                 Mr.  Ebright is a director of Cytogen  Corp. (biotechnology  pharmaceutical
Age 58                            company), where he served as Chairman of the Board from 1990 to 1995 and Chief
1992                              Executive Officer from 1989 to 1994. He also serves as a director of NABI and
                                  Arrow International Incorporated.

L. Robert Johnson                 Mr. Johnson is Managing General Partner of Founders Capital Partners, L.P.
Age 54                            (venture  capital  partnership). He also serves as a director of Axint
1989                              Technologies Corp., RSVP Information Inc. and Agris Corporation.

John P. Neafsey                   Mr. Neafsey has been President of JN Associates (investment consulting firm)
Age 56                            since 1993. He was President and Chief Executive Officer of Greenwich Capital
1989                              Markets, Inc. (investment  banking  firm) from 1990 to 1993. Mr. Neafsey also serves as an advisory director of The Beacon Group of New York and as a director of the Management Policy Council, Provident Mutual
                                  Life Insurance Company of Philadelphia and the American Council for Capital
                                  Formation.

Hans Wimmer                       Mr. Wimmer was President of Pharma-Gummi Wimmer West GmbH from 1960 to 1994. He
Age 66                            serves as a director of  Vetter Pharma, DIN  Berlin/German Medical Standard
1979                              Organization and Verien zur Normung im Bereich der Medizin.

Geoffrey F. Worden                Since  1992, Mr. Worden has been President of South Street Capital, Inc.
Age 56                            (investment company). He was Managing Director of Kidder, Peabody & Co.,
1993                              Incorporated  prior to 1992. Mr. Worden also serves as a director of APT, Inc.
                                  and Princess House, Inc.


Operation of the Board of Directors

Independent Directors

      The Board of Directors has adopted guidelines for designating directors who are independent of management as "independent directors" and has established the position of "Chairman, Independent Directors." In accordance with these guidelines, the Board has designated each director, other than Victor E. Ziegler, Executive Vice President, and William G. Little, Chairman of the Board, President and Chief Executive Officer, as an independent director. George J. Hauptfuhrer, Jr., serves as Chairman, Independent Directors. The independent directors' primary duties are to evaluate the performance of the Company's Chief Executive Officer, to assure that he has appropriate leadership succession plans, and to review and monitor achievement of his long-range strategic plans for the Company. The Chairman, Independent Directors is responsible for conferring with the Chief Executive Officer on board agenda items and information to be provided to the Board and for calling meetings of the independent directors as appropriate.

Board Committees

      The Board has four standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Finance Committee.

      The Audit Committee consists of L. Robert Johnson (Chairman), William H. Longfield and Geoffrey F. Worden. The Audit Committee performs the following functions: (1) recommends annually to the Board a firm of independent accountants for appointment as auditors of the Company; (2) reviews the fees paid to the independent accountants; (3) reviews with the independent accountants the scope and results of each annual audit; and (4) reviews with the independent accountants and the Company's financial officers comments and recommendations made by the same.

      The Nominating and Corporate Governance Committee consists of George J. Hauptfuhrer, Jr. (Chairman), Tenley E. Albright, George W. Ebright, Monroe E. Trout, William S. West and J. Roffe Wike, II. This Committee recommends to the Board nominees to be elected to the Board by the shareholders or by the Board in the case of vacancies that occur between meetings of shareholders. After review by the independent directors, this Committee recommends formally to the Board a successor to the Chief Executive Officer when a vacancy occurs. In addition, this Committee recommends to the Board appointments to be made to various Board committees and evaluates all Company policies relating to the recruitment of directors and makes recommendations to the Board and various Board committees with regard to such matters. In March 1995, the Nominating and Corporate Governance Committee also was charged with reviewing the Company's policies and programs in such areas as equal employment opportunity, employee health and safety, charitable contributions, political action and legislative affairs and legal compliance, including environmental protection. As part of these additional responsibilities, this Committee reviews periodically with the Company's General Counsel, in light of new legislation, regulations and other developments, the Company's Code of Business Ethics, and makes recommendations to the Board for any changes to the Code that the Committee believes are desirable.

     The Compensation Committee consists of Monroe E. Trout (Chairman), George
J. Hauptfuhrer, Jr., John P. Neafsey and William S. West. This Committee determines the Company's compensation arrangements with executive management and reports its actions to the Board of Directors. This Committee also administers the Company's Long-Term Incentive Plan.

      The Finance Committee consists of John P. Neafsey (Chairman), George W. Ebright, L. Robert Johnson, J. Roffe Wike, II and Geoffrey F. Worden. This Committee serves as liaison between management and the Board on important financial transactions and financial-policy matters. The Finance Committee also consults with and advises management on financial strategies, policies and procedures, acquisitions, divestitures, capital-expenditure requests and similar matters, and makes recommendations on such matters to the Board.

Board and Committee Meetings

      The Board of Directors held five meetings in 1995, including three meetings of the independent directors. During 1995, the Compensation Committee met six times, and the Audit Committee, Nominating and Corporate Governance Committee and Finance Committee each met five times. All directors attended more than 75% of the total number of meetings of the Board and the committees on which they served.

Compensation of Directors

      Each director who is not employed by the Company or one of its subsidiaries receives an annual retainer of $20,000 per year, plus attendance fees of $1,500 for board and independent-director meetings and $1,000 for committee meetings. The chairman of each board committee and the Chairman, Independent Directors each receive an annual fee of $3,500. Directors may elect annually to defer all or any part of their director's fees, which deferred amounts will be payable upon their termination as a director.

      Each non-employee director who has completed five years of service as a director will be entitled to receive an annual retirement benefit, commencing at age 60, of between 50% and 100% of his or her base annual retainer at the time of retirement, depending on the length of service, for a maximum period of 15 years or until the director's earlier death. Non-employee directors are eligible to receive annually an option to acquire 1,500 shares of Common Stock under the Company's 1992 Non-Qualified Stock Option Plan for Non-Employee Directors. Each option will expire five years from the date of grant.

Certain Transactions

      In November 1994, the Company acquired from Hans Wimmer, a director and former executive officer of the Company, and a related holding company approximately 25.5% of the equity interests in five European-based companies, which were held by them, resulting in the Company owning 100% of those companies. The acquisition was completed pursuant to an amended and restated put and call agreement entered into in March 1993. The Company paid a total purchase price of DM 45,000,000 ($31,468,531 at an average 1995 exchange rate of DM 1.43), of which DM 30,000,000 ($20,979,021) was paid in cash. The remaining DM 15,000,000 ($10,489,510) was paid by delivery to Mr. Wimmer of 363,214 shares of Common Stock. Mr. Wimmer has the right to require the Company to file a registration statement with the Securities and Exchange Commission on one occasion during each of the two years following the closing of the transaction to permit a public distribution of the shares. During 1995, one of the Company's German subsidiaries leased its facilities from Henrik Wimmer, a son of Hans Wimmer. Lease payments totaled DM 99,564 ($69,625) during 1995. In January 1996, this facility was purchased from Henrik Wimmer for a purchase price of DM 1.5 million ($1,048,951).

Stock Ownership of Directors and Executive Officers

      The following table sets forth, as of March 21, 1996, information concerning the beneficial ownership of Common Stock by each director, each named executive officer and all directors and executive officers as a group, and includes shares of Common Stock beneficially owned under the Company's Long-Term Incentive Plan and Savings Plan (the Plan amounts are included as of December 31, 1995, the latest information reasonably available). The information is furnished by the respective directors and officers. Where a director or executive officer has the right to acquire shares within 60 days after March 21, 1996, through the exercise of stock options, these shares are treated as beneficially owned by the individual and as outstanding for purposes of computing the percentages owned by the individual and the group. No director or officer beneficially owns more than 1% of the outstanding Common Stock except William S. West, who owns beneficially 7.6% of the outstanding Common Stock, and
J. Roffe Wike, II, who is the beneficial owner of 10.5% of the Common Stock. All directors and officers as a group are the beneficial owners of 23.9% of the Common Stock. Additional information concerning the beneficial ownership of Messrs. West and Wike is contained in footnotes related to the table on page 2.

                                                                                     Right to Acquire
                                                           Shares Owned              Ownership Under
                                                           Directly and            Options Exercisable
     Name                                                   Indirectly                Within 60 Days
     ------------------------------------------------ ------------------------ -----------------------------

     Tenley E. Albright                                            410                       3,000
     J. E. Dorsey                                                3,387                      31,393
     George W. Ebright                                           1,000                       4,500
     George J. Hauptfuhrer, Jr.                                  6,000                       6,000
     L. Robert Johnson                                           3,000                       6,000
     Raymond J. Land                                             2,350                      30,101
     William G. Little                                          23,126                     124,578
     William H. Longfield                                        1,000                           0
     John P. Neafsey                                             2,000                       6,000
     Monroe E. Trout                                             2,000                       4,500
     Ulf C. Tychsen                                              1,373                      32,000
     William S. West                                         1,265,812                           0
     J. Roffe Wike, II                                       1,737,554                       6,000
     Hans Wimmer                                               440,000                           0
     Geoffrey F. Worden                                         1,500(1)                     3,000
     Victor E. Ziegler                                          18,708                      48,000
     All directors and executive officers
         as a group (23 persons)                             3,556,769                     427,797
     ------------------

 (1) Does not include 500 shares held by Mr. Worden's wife, as to which he disclaims beneficial ownership.

Section 16(a) Reporting

      Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations thereunder require the Company's directors and executive officers, and persons who own beneficially more than ten percent of the Company's Common Stock, to report such ownership and changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by these dates during 1995. With one exception, all of these filing requirements were satisfied by its directors and executive officers. Victor E. Ziegler, a director and the Company's Executive Vice President, reported in June 1995 a transaction by his wife and son that was attributable to him under Commission regulations, which should have been reported in April 1995.

Board Compensation Committee Report On Executive Compensation

     The Compensation Committee of the Board approves compensation policy and sets compensation for the Company's executive officers, including the individuals named in the Summary Compensation Table below. The Compensation Committee is composed entirely of non-employee directors.

      Compensation Philosophy -- The Company's executive compensation philosophy is designed to further the following four objectives: (1) link shareholder and management interests; (2) reward management for producing superior corporate results relative to comparable companies; (3) recognize individual performance; and (4) assist the Company in attracting and retaining key executives of the highest caliber.

      These four principles are implemented through an executive compensation program that includes base salary, annual incentive bonus awards and long-term incentives in the form of non-qualified stock options. Base salaries are set to approximate the 50th percentile level of comparable positions, while total compensation (salary, bonus and stock options) is targeted to parallel the Company's competitive performance. The Company has a target financial performance objective of top quartile results, and thus, total compensation is generally targeted at the 75th percentile of comparable positions, subject to meeting corporate and individual performance goals.

      To further the goal of aligning management and shareholder interests, as well as providing executives an opportunity and incentive to realize long-term appreciation of assets, the Compensation Committee has established guidelines that call for executives to own, within five to seven years of attaining their respective positions, an amount of Common Stock with a market value equal to: five times base salary for the Chief Executive Officer; three times base salary for executive vice presidents; and two times base salary for other senior executives. Although the share ownership guidelines are not mandatory, the Committee reviews annually each executive's progress toward meeting his or her share ownership goal. The Committee has no set policy on failure to meet the guidelines.

      Principal Compensation Elements -- The Compensation Committee annually determines the targeted compensation for each of the Company's executive officers. In setting base salaries, annual incentive bonus awards and stock-option grants, the Committee relies primarily on compensation data from outside surveys of companies in general industry with comparable annual revenues and employee base. The Committee also takes into consideration recommendations of the Chief Executive Officer with regard to the performance and relative experience of the individual involved.

      Bonus awards are made under the Company's Management Incentive Bonus Plan (the "Bonus Plan"). These awards are contingent principally (75%) upon the Company attaining a pre-specified level of financial performance with additional weight (25%) given to achievement of individual objectives. Individual objectives focus on such factors as new product development, new business initiatives, productivity and quality improvements and are designed to correlate to the Company's overall strategic objectives for the year. Mr. Little's individual objectives are approved by the Committee, and objectives for each other executive officer are approved by that individual's direct supervisor.

      Annual-incentive bonus ranges are established for each job position. For 1995, the bonus target for Mr. Little was 75% of base salary. For other executive officers, the bonus targets range from 40% to 65% of base salary. Executives may receive a maximum of 150% of their target bonus if corporate financial performance meets or exceeds the target by 125%. No awards are granted if actual corporate performance is less than 90% of target. The Board may adjust the corporate performance target to reflect specified events that have an impact on the Company's financial performance and that are unanticipated or reasonably beyond the control of management. These events include, but are not limited to, accounting-rule changes, unanticipated regulatory changes, and a capital or business restructuring.

      In support of the goal of linking shareholder and management interests, one-fourth of a Bonus Plan participant's after-tax annual bonus is paid in the form of Common Stock. Each participant also receives a number of additional restricted shares equal to 25% of the number of bonus shares received. The restricted shares are forfeited if the bonus shares are transferred within four years of the date of grant.

      The Company's long-term incentive program is designed to reward management for consistent improvement of shareholder value, primarily through the use of non-qualified stock options. Stock options are viewed as an excellent method of linking management interests with those of shareholders because the value of a stock option is created by increases in the market value of the Common Stock, an important indicator of shareholder value. Under the Committee's stock-option award policy, a fixed number of shares are granted each year in amounts estimated to produce competitive long-term compensation when compared to general industry. Stock option values are determined using the Black-Scholes valuation method. Although there is no direct relationship between the size of option awards and the Company's share-ownership guidelines, stock options are considered the primary vehicle to assist executives in meeting these guidelines.

      Establishing Corporate Performance Goals -- At its December meeting, the Board of Directors establishes the corporate-performance target under the Bonus Plan for the following year as part of its approval of that year's overall operating plan. The Committee recommends and advises the Board with respect to the specific corporate financial performance measure to be used. For the past several years, the Board has selected return-on-equity (ROE) as the Bonus-Plan performance measure.

      In November 1994, the Committee reviewed the findings of a study of the Company's compensation programs, which was conducted by an independent compensation consulting firm. This study compared the Company's financial performance with a self-selected peer group of 12 companies (the "Peer Group") and with the Standard & Poor's 400 index. The findings of the study were:

           The Company's executives' base salaries are, on average, at the 50th percentile.

           The total cash and incentive compensation approximate the 75th percentile.

           The Company's ROE performance targets over the past three years have been consistent with its strategy of increasing its ROE goals toward a 15% target level.

           Since January 1991, the Company's total return to shareholders has been above the 75th percentile of both the Peer Group and the S&P 400.

The guidelines used for selecting the Peer Group companies included such factors as nature of business, revenues, employee base, technology base, market share, customer type and customer relationship. The Peer Group is the same group used in the shareholder-return performance chart on page 14.

      In December 1994, the Board of Directors established 14.8% return-on-equity (ROE) as a corporate financial-performance target under the Bonus Plan for 1995. In the view of the Board and the Committee, this target represented reasonable progress toward the Company's desired ROE performance of 15%.

      1995 Compensation -- Following a review of Mr. Little's performance in March 1995, his annual base salary was established at $412,232, an increase of 6.1% from the prior year. In setting Mr. Little's 1995 salary, the Committee considered the favorable performance of the Company in 1994, as compared to budget, and the achievement of his individual objectives. The salary also is consistent with the 50th percentile of companies of comparable size in general industry, according to data supplied by the Committee's independent consultant. In September 1995, Mr. Little's salary was increased to $425,000, retroactive to his election to the additional post of Chairman of the Board. The amount of the increase was based on the typical increases granted to CEO's of similarly sized companies upon promotion to chairman. The other named executive officers each received salary adjustments to bring their base salary in line with median market practice as evidenced by executives with similar responsibilities in companies of comparable size in general industry.

      No annual incentive awards were made to any of the named executive officers, including Mr. Little, because the Company failed to attain the predetermined ROE target for 1995.

      In September 1995, Mr. Little was granted a non-qualified stock option for 120,000 shares at an exercise price of $30.125, the fair market value of the Common Stock on the date of grant. The option first becomes exercisable on the third anniversary of the grant date, when it will vest in 40,000-share portions annually thereafter. The Committee determined the size of the option as approximately three times the average annual long-term incentive opportunity as indicated by comparable industry data provided by its compensation consultant. During 1995, each of the Company's other executive officers received an additional grant of stock options consistent with the Committee's stock-option award program described above.

                                       Monroe E. Trout, Chairman
                                       George Hauptfuhrer, Jr.
                                       John P. Neafsey
                                       William S. West

Compensation of Named Executive Officers

General

         The following table sets forth, for 1993, 1994 and 1995, compensation provided by the Company to each of the named executive officers in all capacities in which they served.

                           Summary Compensation Table

                                                                                         Long-Term
                                             Annual Compensation                     Compensation Award
                                             -------------------                     ------------------
                                                                    Other         Restricted    Securities
                                                                   Annual           Stock      Underlying       All Other
Name & Principal Position   Year   Salary($)(1)  Bonus($)(1)   Compensation($)   Award(s)($)(2) Options(#)   Compensation($)(3)
-------------------------   ----   -----------   -----------   ---------------   ------------- -----------   ------------------

 William G. Little          1995     $412,231    $     -0-         $4,329           $10,682      $120,000        $13,182
    Chairman, President     1994      363,684      256,327          4,329            11,624           -0-          8,904
    and Chief               1993      343,176      259,189          4,329            10,774           -0-          9,136
    Executive Officer
 Victor E. Ziegler          1995      229,652          -0-          4,095             3,644        12,000          6,884
    Executive Vice          1994      219,628      104,691          4,095             4,695        12,000          6,583
    President               1993      212,271      107,379          4,095             4,389        12,000          6,362
 J. E. Dorsey               1995      234,934           -0-         3,674             4,817        12,000          7,045
    Executive Vice          1994      221,081      138,589          3,674             6,244         8,000          6,630
    President and           1993      191,880      105,796          3,674             4,315         8,000          3,105
    Chief Operating
    Officer
 Raymond J. Land            1995      198,639          -0-          3,674             3,112         8,000          7,544
    Senior Vice             1994      189,343       90,291          3,674             4,010         8,000          6,836
    President,              1993      180,874       92,605          3,674             3,741         8,000          4,732
    Finance and
    Administration
 Ulf C. Tychsen             1995      230,745          -0-          9,904             2,784         8,000            -0-
    Group Vice              1994      212,467       87,211          9,202             3,020         8,000            -0-
    President,              1993      194,649       91,921          6,344             3,940         8,000            -0-
    Europe & Asia Pacific


-----------------

(1) Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year and include the value of any restricted and unrestricted shares awarded under the Company's Management Incentive Bonus Plan. Bonuses are paid in the fiscal year following the fiscal year for which they are earned. Mr. Tychsen's 1995, 1994 and 1993 compensation was paid in Deutsche Marks, as follows: Salary DM 329,966, DM 329,282 and DM 321,171, respectively; and bonus DM -0-, DM 141,282 and DM 142,459, respectively. The U.S. dollar figures shown are based on average exchange rates of 1.43, 1.62 and 1.65 for 1995, 1994 and 1993, respectively.

(2) Restricted stock awards are made in the fiscal year following the fiscal year for which they are earned. Restricted stock awards vest four years from the grant date. Values are determined by multiplying the number of shares awarded by the closing market price of the Common Stock on the grant date, which was $24.94 for 1993 awards and $25.38 for 1994 awards. Dividends are paid on restricted stock and reinvested in additional shares of Common Stock.

      The following table contains information relating to the outstanding holdings of restricted stock of the named executives at December 31, 1995. Values are determined by multiplying the number of shares by $23.50, the December 29, 1995 closing price of the Common Stock.

                                                              Current Market
                                        Number of                Value of
                                        Restricted              Restricted
            Name                       Shares Held              Shares Held
       --------------                  -----------              -----------
       William G. Little                  1,354                   $31,819
       Victor E. Ziegler                    347                     8,155
       J. E. Dorsey                         532                    12,502
       Raymond J. Land                      296                     6,956
       Ulf C. Tychsen                       268                     6,298

-----------------
(3) Represents Company contributions under the Company's Savings Plan and Deferred Compensation Plan for Designated Executive Officers. With respect to Mr. Little, includes for 1995, 1994 and 1993 term life insurance premiums paid by the Company of $819, $648 and $648, respectively.

Stock Option Grants

         The following table provides information concerning stock options granted in 1995 under the Company's Long-Term Incentive Plan to the named executive officers.

                        Option Grants in Last Fiscal Year

                                                                                   Potential Realizable Value
                                                                                   at Assumed Annual Rates of
                                        Individual                                  Stock Price Appreciation
                                          Grants                                        for Option Term
                     -----------------------------------------------               ---------------------------
                                           % of
                        Number of          Total
                       Securities         Options
                       Underlying       Granted to       Exercise
                         Options         Employees        Price       Expiration
 Name                 Granted(#)(1)       in 1995       ($/Sh)(2)       Date(2)       5%($)(3)      10%($)(3)
 ------------------- ---------------- ---------------- ------------- ------------- -------------- ------------

 William G. Little      120,000             36.1%         $30.13        9/7/05      $2,273,400     $5,761,800
 Victor E. Ziegler       12,000              3.6           25.31        3/6/00          83,970        185,490
 J. E. Dorsey            12,000              3.6           25.31        3/6/00          83,970        185,490
 Raymond J. Land          8,000              2.4           25.31        3/6/00          55,980        123,660
 Ulf C. Tychsen           8,000              2.4           25.31        3/6/00          55,980        123,660

--------------

(1) Option grants for each executive other than Mr. Little are for a five-year term and first became exercisable six months after the date of grant. Mr. Little's option first becomes exercisable on the third anniversary of the grant date, when it will vest in 40,000-share portions annually thereafter and remain exercisable for a 10-year term from the grant date.

(2) The exercise price represents the average of the highest and lowest reported sale price on the date of grant (September 8, 1995 in the case of Mr. Little and March 7, 1995 for the other individuals). The exercise price (and any applicable withholding taxes) may be paid in cash, shares of Common Stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(3) These amounts, based on assumed appreciation rates of 5% and 10% prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

1995 Stock Option Exercises

          The following table provides information relating to the exercise of stock options by the named executive officers in 1995, as well as the number and value of their unexercised options as of December 31, 1995. All option grants to the named executives other than Mr. Little are for a five-year term and first became exercisable six months after the date of grant. Mr. Little was granted an option in 1991, which vests over a four-year period, and an option in 1995, which vests over a six-year period.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                          Shares                           Number of Shares              Value of Unexercised
                         Acquired                       Underlying Unexercised               In-the-Money
                            on            Value             Options Held at                   Options at
         Name          Exercise(#)   Realized($)(1)       Fiscal Year-End(#)           Fiscal Year-End($)(1)(2)
 --------------------- ------------- ---------------- ---------------------------- ---------------------------------
                                                      Exercisable   Unexercisable    Exercisable     Unexercisable

William G. Little         20,422        $271,868         124,578       120,000        $1,005,000           0
Victor E. Ziegler          8,889          56,667          57,000             0           175,875           --
J. E. Dorsey                   0              --          34,000             0            44,380           --
Raymond J. Land            1,899          21,245          30,101             0            49,340           --
Ulf C. Tychsen                 0              --          32,000             0            58,000           --

---------------
(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) The dollar amounts shown under the Exercisable and Unexercisable columns of this heading represent the number of exercisable and unexercisable options, respectively, multiplied by the difference between the closing price of the Company's Common Stock on December 29, 1995 ($23.50) and the exercise price of the options. No value has been assigned to the 120,000 shares covered by an option granted to Mr. Little in 1995 because the option exercise price ($30.13) exceeds the closing price on December 29, 1995.

Retirement Plan

      The Company's Salaried Employees' Retirement Plan (the "Retirement Plan") is a non-contributory defined benefit plan. It provides for normal retirement at age 65 and permits early retirement in certain cases. The normal retirement benefit equals 1.9% of the average of an employee's five highest consecutive calendar years of earnings out of his or her last ten calendar years of service ("Average Annual Earnings"), plus 0.5% of such earnings multiplied by his or her years of service in excess of 25 but not more than 35 years. In general, the earnings covered by the Retirement Plan include salary, cash and stock bonus and other non-deferred cash remuneration. The Internal Revenue Code limits the maximum annual benefit which may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under the Company's Supplemental Employees' Retirement Plan (the "Supplemental Plan"), the Company will make supplemental, unfunded payments to offset any reductions in benefits that may result from such limitations.

      The following table shows the estimated annual retirement benefits payable (before reduction by the offset for Social Security payments) under the Retirement Plan and the Supplemental Plan at age 65 to all eligible employees, including the named executives, in specified remuneration and years-of-service classifications, based on a straight-life annuity form of retirement income.

                                        Pension Plan Table

                                                    Years of Service
                         ------------------------------------------------------------------------
       Five Year
     Average Annual
      Earnings                 15            20             25             30             35
------------------------ ------------- -------------- -------------- -------------- -------------
     $200,000              $  57,000    $  76,000       $  95,000       $100,000     $105,000
      250,000                 71,250       95,000         118,750        125,000      131,250
      300,000                 85,500      114,000         142,500        150,000      157,500
      400,000                114,000      152,000         190,000        200,000      210,000
      500,000                142,500      190,000         237,500        250,000      262,500
      600,000                171,000      228,000         285,000        300,000      315,000
      650,000                185,250      247,000         308,750        325,000      341,250

      As of December 31, 1995, the credited years of service for the named executive officers are as follows: Mr. Little--20 years; Mr. Ziegler--35 years; Mr. Dorsey--3 years; and Mr. Land--4 years.

Employment and Other Agreements

      Mr. Little has an employment agreement with the Company under which he serves as President and Chief Executive Officer for a base annual salary determined in accordance with Company compensation review policies. The agreement also entitles him to participate in the Company's annual and long-term incentive plans. The employment term may be ended by the Company upon two years' notice of termination but may be terminated earlier by the Company for cause, or due to disability or death.

      The Company has entered into agreements with each of the named executive officers, other than Mr. Tychsen, which provide for benefits in the event of employment termination following a change in control of the Company. These agreements are designed to assist the Company in attracting and retaining highly qualified executives and to help ensure that if the Company is faced with an unsolicited tender offer proposal, its executives will continue to manage the Company without being unduly distracted by the uncertainties of their personal affairs and thereby will be better able to assist in evaluating such a proposal in an objective manner.

      Each executive is entitled to receive severance compensation under his agreement if, within two years following a change in control of the Company, he resigns following a constructive termination of his employment or his employment is terminated by the Company other than by reason of death, disability, willful misconduct, or normal retirement. Such severance compensation includes the immediate vesting of the executive's interest, if any, in the Company's employee benefit plans, continuing salary and bonus payments at the level prior to termination and continuation of certain health and welfare benefits for up to three years following such termination. A "change in control" is defined generally as a change in a majority of the Company's Board of Directors or purchase of more than 51% of the Company's stock. Each agreement also provides that during the term of the executive's employment with the Company and for a period of one year thereafter, whether or not a change in control of the Company occurs, the executive will neither be employed by any competitor of the Company nor compete with the Company in any part of the United States (any market or territory, in the case of Mr. Little). The payment of severance compensation is not conditioned upon the executive seeking other employment nor is it subject to reduction in the event the executive secures other employment consistent with the agreement.

Shareholder Return Performance Graph

      The following graph compares the cumulative total returns to holders of Common Stock with the cumulative total return of the Standard & Poor's 400 Industrials Limited Index (the "S&P 400") and of a Company-selected peer group for the five years ended December 31, 1995. Cumulative total-return-to-shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus the per-share price change for the period by the share price at the beginning of the period. The Company's cumulative shareholder return is based on an investment of $100 on December 31, 1990 and is compared to the cumulative total return of the S&P 400 and peer group over the period with a like amount invested.

      The peer-group companies were selected by the Company based principally on nature of business, revenues, employee base, technology base, market share, customer type and customer relationship. The peer group was developed initially as part of an assessment of the Company's executive compensation levels. The peer group is composed of Amphenol Corporation, Andrew Corporation, Applied Magnetics Corporation, Augat Inc., Beckman Instruments, Inc., C.R. Bard, Inc., CTS Corp., Millipore Corporation, Pall Corporation, The Perkin-Elmer Corporation, Sealed Air Corporation and Thomas & Betts Corporation.

                        FIVE YEAR CUMULATIVE TOTAL RETURN

                                    [GRAPHIC]

     In the printed version a line graph appears displaying the plot points as listed below.

                              West Company    S&P 400    Peer Group
                              ------------    -------    -----------
                     1990          100          100          100
                     1991          155          131          145
                     1992          191          138          160
                     1993          211          151          169
                     1994          241          156          189
                     1995          210          210          253



          2. PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board of Directors, upon recommendation of its Audit Committee, has reappointed Coopers & Lybrand L.L.P. as independent public accountants for the Company in 1996, subject to ratification by the holders of Common Stock. If the appointment of Coopers & Lybrand L.L.P. is not ratified, the Board of Directors will consider the appointment of other auditors. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to questions from shareholders. The Board of Directors recommends that the shareholders vote FOR ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants for 1996.


            3. AMENDMENT OF THE 1992 NON-QUALIFIED STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

      On March 9, 1996 the Board of Directors adopted an amendment to the Company's 1992 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), subject to approval by the shareholders of the Company, increasing the number of shares for issuance pursuant to stock-option grants thereunder by 100,000 shares and extending the term of the Directors' Option Plan for an additional four-year period. The Board of Directors believes that the Directors' Option Plan is important to the Company's efforts to attract and retain the services of knowledgeable and experienced non-employee directors for the benefit of the Company and its shareholders. By acquiring a proprietary interest in the Company, such directors will have an additional incentive to contribute to the continued growth and financial success of the Company.

Summary of Principal Plan Provisions

      Number of Shares; Eligible Directors. The Directors' Option Plan provides for the grant of an option to purchase 1,500 shares of Common Stock to each director of the Company who is not otherwise an employee of the Company or any of its subsidiaries ( "Eligible Director") on the first working day following the 1992 through 1996 annual shareholders' meetings. There are currently 11 Eligible Directors. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of options may not exceed 100,000 shares, subject to certain adjustments made by the Board of Directors as specified in the plan document. Such shares will be made available from the Company's authorized but unissued Common Stock or from Common Stock issued and held in the treasury of the Company.

      Stock Options. In general, an option will become exercisable following the first anniversary of the grant date, but will become immediately exercisable upon an Eligible Director's retirement or if a change in control (as defined in the Directors' Option Plan) occurs. During an option holder's lifetime, an option may be exercised only by the holder and will not be transferable except by will or by inheritance laws. The option (if otherwise exercisable) may be exercised within six months after termination of board service for any reason other than retirement or removal for cause. An option may be exercised within two years following retirement, but no longer than six months after death. Any unexercised option terminates upon an Eligible Director's removal for cause. Each option expires five years from the date of grant unless sooner exercised or terminated pursuant to the terms of the Directors' Option Plan.

      The exercise price per share with respect to each option is 100% of the fair market value of the Common Stock on the date of grant, measured by the average of the highest and lowest prices of actual sales of the Common Stock on the New York Stock Exchange on the grant date or, if there are no trades on such date, then on the nearest preceding date on which a sale occurred. Payment for shares received upon option exercises may be made in cash, in Common Stock, or any combination thereof, having a fair market value on the exercise date equal to the total option exercise price.

      Termination and Amendment. The Board of Directors has the authority to amend or discontinue the Directors' Option Plan, subject to the requirement of shareholder approval when necessary to comply with any tax or regulatory requirements. In addition, the Board may make adjustments in the total number and kind of shares available for options and the option price in the event of a change in the corporate structure or capital stock of the Company. The rights under an outstanding option, however, cannot be adversely affected without the consent of the option holder. The Directors' Option Plan will terminate with respect to new grants following the grant of options at the 1996 Annual Meeting.

Proposed Amendment of the Directors' Option Plan

      It is proposed that the Directors' Option Plan be amended to: (i) authorize the issuance of an additional 100,000 shares pursuant to the exercise of options granted thereunder; and (ii) extend the term of the Directors' Option Plan by providing for annual grants of additional options to each Eligible Director on the first working day following the 1997 through the 2001 annual shareholders' meetings. The terms of the additional grants are as described above. Such amendment would become effective upon shareholder approval. If the amendment is approved, a maximum of 200,000 shares of Common Stock will be authorized for issuance upon exercise of options, and the Directors' Option Plan will terminate upon the grant of options following the 2001 Annual Meeting of Shareholders.

         The affirmative vote of a majority of the shares voted at the meeting is required to approve and ratify the amendment of the Directors' Option Plan. The Board of Directors recommends that shareholders vote FOR approval and ratification of this amendment.

                  4. AMENDMENT OF THE LONG-TERM INCENTIVE PLAN

         On March 9, 1996 the Board of Directors adopted an amendment to the Company's Long-Term Incentive Plan (the "LTIP"), subject to approval by the shareholders of the Company, increasing the number of shares for issuance pursuant to stock option grants and stock awards under the LTIP by 800,000 shares (about 4.9% of the Company's outstanding shares) to 2,925,000 shares and setting an annual limit of 135,000 shares that may be granted to any individual participant. The Board of Directors believes that it is advisable and in the Company's best interest to have these additional shares available for issuance pursuant to the terms of the LTIP as they provide an incentive to key employees to remain in the employ of the Company and increase their interest in the Company's success through ownership of its Common Stock.

Summary of Principal Plan Provisions

      Administration. The LTIP is administered by the Compensation Committee of the Board of Directors, consisting of "disinterested" directors within the meaning of that term under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and "outside" directors as that term is defined in section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee is vested with broad authority to make all determinations necessary or advisable for the administration of the LTIP.

      Eligibility and Awards. Awards under the LTIP may be in the form of stock options (both non-qualified and incentive stock options ("ISOs") under Section 422A of the Code), stock appreciation rights, restricted stock and performance awards or such other forms of compensation using Common Stock as the Committee may in its discretion deem appropriate, including any combination of the above. Currently, a maximum of 2,125,000 shares is authorized for issuance under the Plan. Grants and awards under the LTIP may be made only to those employees of the Company and its subsidiaries who are in positions in which their decisions, actions and counsel significantly affect the growth and financial success of the Company. Directors of the Company who are not also employees or officers of the Company or a subsidiary are not eligible to participate in the LTIP. Options and grants of shares are nontransferable in the hands of the participant, except by will or by the laws of descent. Currently, approximately 96 employees have been designated as participants under the LTIP.

      Subject to the foregoing and to other limitations outlined below, the Committee is authorized to determine the employees to whom awards will be made, the type of award, the amount, size and terms of each award and the time when awards will be granted. However, generally stock option grants are made in March of each year and have a value (determined using the Black-Scholes valuation method) intended to produce competitive long-term compensation when compared to general industry. Awards of stock are also generally made in connection with the Company's annual incentive bonus plan with a fair market value equal to 25% of the after-tax amount of the participant's annual bonus. Each bonus-plan participant also receives a number of additional restricted shares equal to 25% of the number of bonus (unrestricted) shares received. The restricted shares are forfeited if the bonus shares are transferred within four years of the date of grant.

      Stock Options. The Committee determines the number of shares to be covered by each option award, the option price, the term of the options, the period of time for options to vest after grant, and other terms and limitations applicable to the exercise of an option, consistent, however, with certain limitations set forth in the plan document. Those limitations are: the option price per share of Common Stock of an ISO cannot be less than 100% of the fair market value of the Common Stock; no option shall be exercisable within the first six months following the grant date; and no option shall have a term longer than 10 years.

      Stock options granted under the LTIP within the past five years have been non-qualified stock options, with an exercise price per share equal to the fair market value of the Common Stock on the date of the grant, measured by the average of the highest and lowest prices of actual sales on the New York Stock Exchange or, if there are no such trades on such date, then on the nearest preceding date on which a sale occurred. Options may be exercised by a participant in accordance with the terms of the related stock option agreement and paid for in cash, shares of Common Stock (whether by delivery of previously owned shares or by having the Company withhold a portion of the shares to be received) having a fair market value at time of exercise equal to the option price, or in a combination thereof, as determined by the Committee.

      Stock Bonus and Restricted Share Awards. Performance awards under the LTIP must be evidenced by written agreements, which specify the period over which the award may be earned and the specific performance objectives for such period, all of which are determined by the Committee. Performance awards may be in the form of shares of Common Stock or cash. Restricted stock awards may be granted restricted as to transfer and subject to substantial risks of forfeiture and/or the attainment of performance objectives.

      Amendment; Adjustments; Termination. The LTIP took effect on May 9, 1988 and will remain in effect until all awards have been satisfied, but no award may be granted after March 9, 1998. The Board of Directors may amend the LTIP at any time, except that shareholder approval is required for any amendment that would increase the maximum number of shares that may be issued under the LTIP, change the class of eligible employees, or otherwise amend the LTIP in a fashion that requires approval of the Company's shareholders in order to maintain the exemption available under Rule 16b-3 of the Securities Exchange Commission. The LTIP requires the Committee to adjust the number of shares that may be issued under the LTIP and any outstanding grant or award or shares issuable pursuant thereto, to account for any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, combination or the like. No termination or amendment of the LTIP shall, without the consent of a participant, affect a participant's rights under an award previously granted.

Proposed Amendment of LTIP

      Most of the shares currently authorized to be issued under the LTIP either have been issued or are subject to outstanding options. In light of this fact, and having determined that the LTIP continues to serve its stated purposes, the Board adopted an amendment to the Plan, subject to shareholder approval, authorizing an additional 800,000 shares for issuance under the LTIP. It is expected that the additional shares will permit the continuation of the LTIP for an additional three years.

      Under section 162(m) of the Code, a publicly held corporation such as the Company is denied a federal tax deduction for compensation paid to its chief executive officer and its four most-highly compensated officers other than the CEO, to the extent that the compensation exceeds $1 million. "Qualified performance-based compensation" and certain other compensation is not subject to the deduction limitation of section 162(m). Compensation awarded pursuant to a company benefit plan, including compensation recognized upon the grant of stock and the exercise of stock options, will be considered qualified performance-based compensation if the plan is approved by shareholders and states, among other things, the maximum number of shares with respect to which options or rights may be granted during a specified period to any employee.

      To qualify compensation received pursuant to the LTIP as qualified performance-based compensation for purposes of section 162(m), the Board adopted, subject to approval by shareholders, an amendment to the LTIP that limits the grants and awards to any one participant in any given year to no more than 135,000 shares of Common Stock. The Board believes such a limitation is consistent with the requirements of section 162(m), as well as the Company's compensation philosophy.

      The amendment of the LTIP will become effective upon shareholder approval. The Board of Directors recommends that the shareholders vote FOR approval and ratification of this amendment, which requires the affirmative vote of a majority of the shares voted at the meeting.

                ADDITIONAL INFORMATION RELATED TO PLAN AMENDMENTS

      The following table sets forth the awards that were made under the LTIP and the Directors' Option Plan to the individuals and indicated class of persons in 1995:

                                  Plan Benefits

                          Long-Term Incentive Plan and
         1992 Non-Qualified Stock Option Plan for Non-Employee Directors

                                                                                                     Directors'
                                                              Long-Term Incentive Plan               Option Plan
                                                     --------------------------------------------    ------------
                                                                     Unrestricted    Restricted
Name & Principal Position                               Options         Shares         Shares          Options
-------------------------                            -------------- --------------- -------------    ------------

William G. Little..................................      120,000          1,687           422            N/A
   Chairman, President and Chief Executive Officer
Victor E. Ziegler..................................       12,000            681           171            N/A
   Executive Vice President
J. E. Dorsey.......................................       12,000            903           226            N/A
   Executive Vice President and Chief Operating
Officer
Raymond J. Land....................................        8,000            582           146            N/A
   Senior Vice President, Finance and
Administration
Ulf C. Tychsen.....................................        8,000            438           110            N/A
   Group Vice President, Europe & Asia Pacific
Executive Officers as a Group......................      200,400          6,024         1,512            N/A
Non-Executive Directors as a Group.................          N/A            N/A           N/A         16,500
All Employees, excluding
Executive Officers, as a Group.....................      132,000          6,870          1,760           N/A


      Certain Federal Income Tax Consequences. Options granted under the Directors' Option Plan and the LTIP are not intended to qualify as "incentive stock options" as that term is defined in Section 422A of the Code. The exercise of a non-qualified stock option would result in ordinary income for the grantee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Upon the sale of stock acquired through exercise of a non-qualified stock option, the gain (measured by the difference between the sale price and the amount included in income upon exercise of the option plus the option price) would be short-term or long-term capital gain. At the time of a subsequent sale of any shares of the Company's common stock obtained upon the exercise of an option, any gain or loss will be a capital gain or loss to the option holder.

      Market Value of Common Stock. The closing market price of the Common Stock as reported on the New York Stock Exchange Composite Transactions listing on March 21, 1996 was $23.00 per share.


                              SHAREHOLDER PROPOSALS

      Shareholder proposals for the 1997 Annual Meeting of Shareholders must be received by the Office of the Secretary of the Company, 101 Gordon Drive, Lionville, Pennsylvania 19341, no later than November 26, 1996 for inclusion in the proxy statement and form of proxy.


                         THE WEST COMPANY, INCORPORATED

March 27, 1996

                         THE WEST COMPANY, INCORPORATED
                            LONG-TERM INCENTIVE PLAN


     Purpose. The purpose of The West Company Long-Term Incentive Plan (the "Plan") is to improve the financial performance of The West Company, Incorporated (the "Company"). The Plan provides long-term incentives to those officers and key executive employees of the Company and its subsidiaries who, in the opinion of the Committee, are largely responsible for the continued growth and financial success of the Company and its subsidiaries.

     Effective Date. The Plan as amended and restated hereby shall be effective on February 25, 1992, the date of approval of this amendment and restatement of the Plan by the Company's Board of Directors.

     Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). No member of the Committee shall be an employee of the Company or shall have been eligible within a one-year period prior to his appointment to receive an award or to be selected as a participant under any other discretionary plan of the Company or any of its affiliates entitling them to acquire stock, stock options or stock appreciation rights of the Company or any of its affiliates. The Committee shall have full and final authority in its sole discretion to interpret the provisions of the Plan and to decide all questions of fact arising in its application; to determine the employees to whom awards shall be made under the Plan; to determine the type of award to be made and the amount, size and terms of each such award; to determine the time when awards will be granted; and to make all other determinations necessary or advisable for the administration of the Plan.

     Shares Subject to Plan. The shares that may be issued under the Plan pursuant to paragraph 6 shall not exceed in the aggregate 2,925,000 shares of the Company's common stock. Such shares may be authorized and unissued shares or treasury shares. Except as otherwise provided herein, any shares subject to an option or right which for any reason expires or is terminated unexercised shall again be available under the Plan.

     Participants. Persons eligible to participate shall be limited to those officers and other key executive employees of the Company and its subsidiaries who, in the opinion of the Committee, are in positions in which their decisions, actions, and counsel significantly affect the growth and financial success of the Company. Directors of the Company who are not otherwise officers or employees of the Company or a subsidiary shall not be eligible to participate in the Plan. For purposes of this Plan, the term "subsidiary" has the meaning ascribed to the term by Section 425(f) of the Internal Revenue Code, and the term "Company" shall include any corporation described in Section 425(e) of the Internal Revenue Code.

     Awards under the Plan. Awards under the Plan may be in the form of stock options (both non-qualified stock options and incentive stock options (ISOs) under Section 422A of the Internal Revenue Code or any amendment thereof of substitute therefor), stock appreciation rights (SARs), restricted stock and performance awards, or such other forms of compensation using the Company's common stock as the Committee may in its discretion deem appropriate, including any combination of the above. Notwithstanding any other provision of this Plan to the contrary, no grant or award under this Plan shall be made in any calendar year, which entitles the recipient to receive in excess of 135,000 shares of the Company's common stock.

     Stock Options. Options shall be evidenced by stock option agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions;

     Option Price. The purchase price per share of stock deliverable upon the exercise of an ISO shall not be less than 100 percent of the fair market value of the stock on the day the option is granted. For purposes of this Plan, the fair market value of the Company's common stock on any given date shall be equal to the mean between the highest and lowest prices of actual sales of the stock on the principal national securities exchange on which it is listed on such date or, if there are no such sales, on the next preceding date on which a sale occurred. The option price for an option other than an ISO may be less than the fair market value of the stock on the day the option is granted but in no event less than the par value of the stock.

     Each stock option agreement shall state the period or periods of time, as may be determined by the Committee, within which the option may be exercised by the participant, in whole or in part, provided that the option may not be exercised earlier than six months after the date of the grant of the option nor later than ten years after the date of the grant of the option. The Committee shall have the power to permit in its discretion an acceleration of the previously determined exercise terms, subject to the terms of this Plan, under such circumstances and upon such terms and conditions as it deems appropriate.

     Payment for Shares. Stock purchased pursuant to an option agreement shall be paid for in full at the time of purchase, either in the form of cash, common stock of the Company valued at its fair market value on the date of exercise, or in combination thereof, as the Committee may determine.

     Rights upon Termination of Employment. In the event that an optionee ceases to be an employee of the Company for any cause other than death, disability or retirement, as hereinafter defined, the optionee shall have the right to exercise the option during its term within a period of three months after such termination to the extent that the option was exercisable at the date of such termination of employment, or during such other period subject to such terms as may be determined by the Committee. In the event that an optionee dies or becomes disabled prior to termination of his option without having fully exercised his option, the optionee or his successor shall have the right to exercise the option during its term within a period of 12 months after the date of termination due to death or disability, to the extent that the option was exercisable at the date of termination due to death or disability, or during such other period and subject to such terms as may be determined by the Committee. Retirement means termination of employment with the Company pursuant to the provisions of a Company pension plan (a "Pension Plan"). Retirement date means the date on which an optionee is immediately eligible to collect pension benefits under a Pension Plan. In the event that an optionee ceases to be an employee of the Company due to Retirement, the optionee shall have the right to exercise the option during its term within a period of three years after the Retirement Date to the extent that the option was exercisable at the Retirement Date; provided, however, that if the optionee dies during the three-year period after the Retirement Date, the option may be exercised during its term until the earlier of the end of such three-year period or 12 months after death, or during such other period and subject to such terms as may be determined by the Committee.

     The existence of Retirement and the Retirement Date and the existence of and the date of disability shall be determined by the Committee in its sole discretion.

     Individual Limitations.

     The aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs may first become exercisable by an optionee in any one calendar year under the Plan and any other plan of the Company or a subsidiary shall not exceed $100,000.

     No ISO shall be granted to any individual if at the time the option is to be granted the individual owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company unless at the time such option is granted the option price is at least 110 percent of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

     Other Terms. Each ISO agreement shall contain such other terms, conditions and provisions as the Committee may determine to be necessary or desirable in order to qualify such option as an incentive stock option within the meaning of
Section 422A of the Internal Revenue Code.

     Stock Appreciation Rights. SARs shall be evidenced by SAR agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

     Award. An SAR may be granted in connection with an option and shall entitle the grantee, subject to such terms and conditions determined by the Committee, to receive upon surrender of the option and exercise thereof the excess of (i) the fair market value of a specified number of shares of common stock of the Company at the time of exercise, as determined by the Committee, over (ii) 100 percent of the fair market value of the stock at the time the option was granted. An SAR may be granted in connection with all or any portion of a previously or contemporaneously granted non-qualified stock option, but may not be granted in connection with an ISO.

     Term. SARs shall be granted for a period of not less than one year nor more than ten years and shall be exercisable in whole or in part, at such time or times and subject to such other terms and conditions as shall be prescribed by the Committee at the time of grant, subject to the following:

     No SAR shall be exercisable, in whole or in part, during the six-month period starting with the date of grant; and

     SARs will be exercisable only during a grantee's employment by the Company except that in the discretion of the Committee an SAR may be made exercisable for up to three months after the grantee's employment is terminated for any reason other than death or disability. In the event that a grantee's employment is terminated as a result of disability without having fully exercised his SARs, the grantee or his successor shall have the right to exercise the SARs during their term within a period of twelve months after the date of such termination due to death or disability to the extent that the right was exercisable at the date of such termination, or during such other period and subject to such terms as may be determined by the Committee. The Committee in its sole discretion may reserve the right to accelerate previously determined exercise terms, within the terms of the Plan, under such circumstances and upon such terms and conditions as it deems appropriate.

     The Committee shall establish such additional terms and conditions, without limiting the foregoing, as it determines to be necessary or desirable to avoid "insider-trading" liability in connection with an SAR under Section 16(b) of the Securities and Exchange Act of 1934.

     Payment. Upon exercise of an SAR, payment shall be made in the form of common stock of the Company (valued at fair market value on the date of exercise), in cash, or in combination thereof, as the Committee may determine.

     Restricted Stock Awards. Restricted stock awards under the Plan shall be in the form of shares of common stock of the Company, restricted as to transfer and subject to forfeiture, and shall be evidenced by restricted stock agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

     Award. The Committee shall determine the amount of a restricted stock award to be granted to an eligible employee based on the participant's salary, job performance, and other factors deemed by the Committee to be appropriate.

     Restriction Period. Restricted stock awards made pursuant to this Plan shall be subject to such terms, conditions and restrictions, including without limitation, substantial risks of forfeiture and/or attainment of performance objectives, and for such period or periods as shall be determined by the Committee at the time of grant. The Committee shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the award to any participant.

     Restrictions Upon Transfer. Shares awarded, and the right to vote such shares and receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, except as herein provided, during the restriction period applicable to such shares. Notwithstanding the foregoing, and except as otherwise provided in the Plan, the participant shall have all other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote such shares.

     Certificates. Each certificate issued with respect to the restricted stock shares awarded to the participant shall bear a legend stating, but not limited to, the restricted period, the manner in which restrictions will lapse, and the rights of the holder during the restricted period.

     Lapse of Restrictions. The Agreement shall specify the terms and conditions upon which any restrictions on the right to receive shares representing Restricted Stock awarded under the Plan shall lapse, as determined by the Committee. Upon the lapse of such restrictions, shares of common stock free of any restrictive legend shall be issued to the participant or his legal representative.

     Termination Prior to Lapse of Restrictions. In the event of a participant's termination of employment for any reason prior to the lapse of restrictions applicable to a Restricted Stock Award made to such participant, all rights to shares as to which there still remain unlapsed restrictions shall be forfeited by such participant to the Company without payment or any consideration by the Company, and neither the participant nor any successors, heirs, assigns or personal representatives of such participant shall thereafter have any further rights or interest in such shares.

     Performance Awards. Performance awards under the Plan shall be evidenced by performance plan agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

     Performance Period. At the time of the award, the Committee shall establish with respect to each award a performance period over which the award may be earned.

     Award. The Committee shall determine the amount and conditions under which a performance award will be granted to an eligible employee, including without limitation, the requirement that the participant or the Company attain specific performance objectives for such period as shall be determined by the Committee at the time of grant. In determining the amount of the contingent performance award, the Committee shall take into account the participant's responsibility level, performance, potential and other considerations as it deems appropriate.

     Form. The Committee shall determine whether performance awards earned will be in the form of shares of stock ("Performance Shares") or cash ("Performance Units") prior to the beginning of each performance period.

     Payment of Award. Following the conclusion of each performance period, the Committee shall determine the extent to which performance targets have been attained for such period as well as the other terms established by the Committee. Payment in cash or stock as determined by the Committee shall be made as promptly as practical following the end of the performance period.

     Adjustments. At any time prior to the payment of the awards, the Committee may adjust previously established performance targets and other terms and conditions, including the Company's financial performance for Plan purposes, to reflect major unforeseen events such as changes in laws, regulations or accounting practice, mergers, acquisitions or divestitures or extraordinary, unusual or nonrecurring items or events.

     Termination Prior to Award Being Fully Earned. A performance award granted to an employee shall terminate for all purposes if the participant is not in the continuous employ of the Company or its subsidiaries at all times during the performance period, except in the case of death, disability, or retirement. A participant or the participant's estate whose employment was terminated due to death, disability or retirement shall be eligible to receive a pro rata portion of the payment of his award based upon the portion of the performance period during which the participant was employed, as the Committee shall determine in each case.

     General Restrictions. The Plan and each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of common stock subject or related thereto upon any securities exchange or under any state or federal law, (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an award with respect to the disposition of shares of common stock, is necessary or desirable as a condition of, or in connection with the Plan or the granting of such award or the issue or purchase of shares of common stock thereunder, such Plan will not be effective and the award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

     Rights of a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect thereto unless and until legended certificates for shares of common stock are issued.

     Rights to Terminate Employment. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or its subsidiaries or affect any right which the Company or its subsidiaries may have to terminate the employment of such participant.

     Withholding of Taxes. Whenever the Company proposes or is required to issue or transfer shares of common stock under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.

Withholding requirements may be satisfied by cash payments or at the election of a plan participant by having the Company withhold a portion of the shares to be received having a value equal to the amount to be withheld (or such portion thereof as the participant may elect). The value of the shares to be withheld shall be their fair market value on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Any election to have shares withheld under this Section shall be subject to the following restrictions:

     the election shall be irrevocable;

     the election shall be subject, in whole or in part, to the approval of the Committee and to such rules as it may adopt;

     the election may not be made within six months of the date of grant (except that this limitation shall not apply in the event that the death or disability of the participant occurs prior to the expiration of such six-month period); and

     the election is made either (i) not less than six months prior to the Tax Date, or (ii) during the period beginning on the third business day following the date of release for publication of the Company's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.

     Whenever payments under the Plan are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state or local withholding tax requirements.

     Non-Assignability. No award or grant under the Plan shall be assignable or transferable by the recipient thereof except by will or by the laws of descent and distribution. During the life of the recipient, such grant or award shall be exercisable only by such person or by such person's guardian or legal representative.

     Non-Uniform Determinations. The Committee's determinations under the Plan (including without limitation determinations of the persons to receive options or awards, the form, amount and timing of such awards or grants, the terms and provisions of the agreements evidencing same, and the establishment of performance targets) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

     Adjustments. In the event of any change in the outstanding common stock of the Company by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee shall adjust the number of shares of common stock which may be issued under the Plan and shall provide for an equitable adjustment of any outstanding grant or award or shares issuable pursuant to an outstanding grant or award under this Plan.

     Amendment. The Board of Directors of the Company may amend the Plan at any time, except that without shareholder approval, the Board may not increase the maximum number of shares which may be issued under the Plan (other than increases pursuant to Paragraph 17 hereof) change the class of eligible employees, or otherwise amend the Plan in a fashion which requires approval of the Company's shareholders in order to maintain the exemption available under Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission. The termination or any modification or amendment of the Plan shall not, without the consent of a participant, affect a participant's rights under an award previously granted.

     Effect on Other Plan. Participation in this Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company and any awards made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Company unless specifically provided by such other plan.

     Stock Forfeiture Provision. Notwithstanding any other provision of this Plan to the contrary, the Committee may provide for the forfeiture of grants and awards under this Plan and the benefits derived therefrom, in the event a participant engages in conduct deemed to be harmful to, or not in the best interests of, the Company. Such forfeiture may include, without limitation, the cancellation of unexercised stock options and the forfeiture of gain realized from the exercise thereof. Such provisions shall be included in the stock option agreements approved from time to time by the Committee. The Committee, or its duly appointed agent, may waive any or all of the restrictions authorized under this Section whenever it (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company

     Duration of the Plan. The Plan shall remain in effect until all awards under the Plan have been satisfied by the issuance of shares or the payment of cash, but no award shall be granted more than ten years after the date the Plan is adopted by the Board of Directors.

     Funding of the Plan. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under this Plan.

                         THE WEST COMPANY, INCORPORATED

                    1992 NON-QUALIFIED STOCK OPTION PLAN FOR
                             NON-EMPLOYEE DIRECTORS

                               ADOPTED MAY 7, 1992

                         THE WEST COMPANY, INCORPORATED

                    1992 NON-QUALIFIED STOCK OPTION PLAN FOR
                             NON-EMPLOYEE DIRECTORS


                                Table of Contents


1.       Purpose ............................................................1

2.       Definitions.........................................................1

3.       Administration .....................................................2

4.       Shares Subject to the Plan
         (a)      Total Number...............................................2
         (b)      Reduction in Number of Shares Available....................2
         (c)      Increase in Number of Shares Available.....................3
         (d)      Other Adjustments .........................................3

5.       Grant of Options ...................................................3

6.       General Terms
         (a)      Option Price ..............................................4
         (b)      Option Period .............................................4
         (c)      Service Period ............................................4
         (d)      Transfer and Exercise .....................................4
         (e)      Method of Exercise ........................................4
         (f)      Issuance of Certificates; Payment of Cash .................5

7.       Change in Control
         (a)      Effect of Change in Control ...............................5
         (b)      Definition ................................................5

8.       Amendments and Termination
         (a)      Board Authority ...........................................6
         (b)      Prior Stockholder and Optionee Approval ...................6

9.       General Provisions
         (a)      Compliance with Regulations ...............................7
         (b)      Other Plans ...............................................7
         (c)      Withholding of Taxes ......................................8
         (d)      Conformity with Law .......................................8
         (e)      Insufficient Shares .......................................8

10.      Effective Date and Termination .....................................8

                         THE WEST COMPANY, INCORPORATED

                    1992 NON-QUALIFIED STOCK OPTION PLAN FOR
                             NON-EMPLOYEE DIRECTORS



1.   Purpose.

     The purposes of the Plan are to attract and retain the services of experienced and knowledgeable non-employee directors and to encourage eligible directors of The West Company to acquire a proprietary and vested interest in the growth and performance of the Company, thus enhancing the value of the Company for the benefit of its stockholders.

2.   Definitions.

     As used in the Plan, the following terms shall have the meanings set forth below:
     (a)  "Board" means the Board of Directors of the Company.
     (b)  "Code" means the Internal Revenue Code of 1986, as amended.
     (c) "Common Stock" means the common stock, par value $0.25 per share, of the Company.
     (d)  "Company" means The West Company, Incorporated.
     (e) "Eligible Director" means each director of the Company who is not an employee of the Company or any of the Company's subsidiaries (as defined in section 424 (f) of the Code).
     (f)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.
     (g) "Fair Market Value" means with respect to the Common Stock on any given date the mean between the highest and lowest prices of actual sales of the stock on the principal national securities exchange on which it is listed on such date or, if there are no such sales, on the next preceding date on which a sale occurred.
     (h)  "Grant Date" means the date on which an Option is granted.
     (i) "Option" means any right granted to an Optionee allowing such Optionee to purchase Shares at such price or prices and during such period or periods as are set forth in the Plan. All Options shall be non-qualified options and shall not be qualified for the favorable tax treatment afforded under section 422 of the Code.

     (j) "Option Letter" means a written instrument evidencing an Option granted hereunder and signed by an authorized representative of the Company.
     (k) "Optionee" means an Eligible Director who receives an Option under the Plan.
     (l)  "Shares" means shares of Common Stock.

3.   Administration.

     Subject to the terms of the Plan, the Board shall have the power to interpret the provisions and supervise the administration of the Plan.

4.   Shares Subject to the Plan.

     (a) Total Number. Subject to adjustment as provided in this Section, the total number of Shares as to which Options may be granted under the Plan shall be 200,000 Shares. Any Shares issued pursuant to Options hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.
     (b)  Reduction in Number of Shares Available.
               (i) The grant of an Option shall reduce the Shares as to which Options may be granted by the number of Shares subject to such Option.
               (ii) Any Shares issued by the Company under any other stock option plan of the Company shall not reduce the Shares available for grants under this Plan.
     (c) Increase in Number of Shares Available. The lapse, expiration, cancellation, or other termination of an Option that has not been fully exercised shall increase the number of Shares as to which Options may be granted by the number of Shares that have not been issued upon exercise of such Option.
     (d) Other Adjustments. The total number and kind of Shares available for Options under the Plan, the number and kind of Shares subject to outstanding Options, and the exercise price for such Options shall be appropriately adjusted by the Board for:

               (i) any increase or decrease in the number of outstanding Shares resulting from a stock dividend, subdivision, combination of Shares, reclassification, or other change in corporate structure or capitalization affecting the Shares,
               (ii) any conversion of the Shares into or exchange of the Shares for other shares as a result of any merger or consolidation (including a sale of assets), or
               (iii) any other event such that an adjustment is made reasonably necessary to maintain the proportionate interest of the Optionee.

5.   Grant of Options.

     On the first working day following the Annual Meeting of Shareholders, from 1997 through 2001, inclusive, each person who is an Eligible Director on such date shall be granted an Option to acquire 1,500 Shares.

6.   General Terms.

     The following provisions shall apply to each Option.

     (a) Option Price. The purchase price per Share purchasable under an Option shall be 100% of the Fair Market Value of a Share on the Grant Date.
     (b) Option Period. Each Option granted shall expire 5 years from its Grant Date, and shall be subject to earlier termination as hereinafter provided.
     (c) Service Period. Each Option granted under the Plan shall become exercisable by the Optionee only after the completion of one year of Board service immediately following the Grant Date, except that such Option shall become immediately exercisable upon the Optionee's retirement from the Board in accordance with the Company's Retirement Plan for Non-Employee Directors. As used in this Section (c) and in Section (e) below, the term "one year" shall mean the period commencing on the Grant Date and ending on the day immediately preceding the date of the next Annual Meeting of Shareholders.

     (d) Transfer and Exercise. No Option shall be transferable by the Optionee except by will or the laws of descent and distribution. In the event of the death or any other termination of Board service of an Optionee except for retirement under the Company's normal policy for retirement of directors from office or except for removal for cause, the Option, if otherwise exercisable by the Optionee at the time of such termination, may be exercised within six months after such termination. In the event of the retirement of an Optionee, the Option, if otherwise exercisable by the Optionee at the time of retirement, may be exercised within three years after retirement; provided, however, that if the Optionee dies during the three year period after retirement, the Option may be exercised until the earlier of the end of such three year period or six months after death. In the event of removal for cause, all previously granted Options shall be of no further force and effect.
     (e) Method of Exercise. Any Option may be exercised, after one year has elapsed since grant, by the Optionee in whole or in part at such time or times and by such methods as the Board may specify. The applicable Option Letter may provide that the Optionee may make payment of the Option price in cash, Shares, or such other consideration as the Board may specify, or any combination thereof, having a Fair Market Value on the exercise date equal to the total Option price.
     (f) Issuance of Certificates; Payment of Cash. Only whole Shares shall be issuable upon exercise of Options. Any right to a fractional Share shall be satisfied in cash. Upon payment to the Company of the option price, the Company shall deliver to the Optionee a certificate for the number of whole Shares and a check for the Fair Market Value on the date of exercise of the fractional share to which the Optionee is entitled.

7.   Change in Control.

     (a) Effect of Change in Control. Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control of the Company, the Options granted under

          Section 5 shall vest and become immediately exercisable; provided, however, that at least six months shall elapse from the Grant Date of an Option to the date of disposition of any Shares issued upon exercise of such Option.
     (b) Definition. For purposes of the Plan, a "Change in Control of the Company" shall be deemed to have occurred when, in connection with or as the direct or indirect result of a Control Transaction, either of the following events shall have occurred:

          (i) within one year after a Control Transaction, individuals who were directors of the Company immediately prior to such Control Transaction shall cease to constitute a majority of the Board (or of the Board of Directors of any successor to the Company); or

          (ii) any entity or person either alone or acting in concert with others acquires shares of the Company's stock for the purpose of effecting a change in the Board specified in clause (i) above and such acquisition results in that entity or person either alone or acting in concert with others directly or indirectly owning beneficially 51% or more of the Company's outstanding shares. The term "Control Transaction" in the preceding sentence shall mean any acquisition or sale of any assets or capital stock of the Company, whether or not approved by the Company's Board of Directors or its Shareholders.

8.   Amendments and Termination.

     (a) Board Authority. The Board may amend, alter, or terminate the Plan, but no amendment, alteration, or termination shall be made (i) that would impair or adversely affect the rights of an Optionee under an Option theretofore granted, without the Optionee's consent, or (ii) without the approval of the stockholders if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement that is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act, or if the proposed alteration or amendment would increase the aggregate number of Shares that may be issued upon the exercise of Options (other than pursuant to Section 4(d)); provided, however, that in no event shall this Plan be amended more frequently than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

     (b) Prior Stockholder and Optionee Approval. Anything herein to the contrary notwithstanding, in the event that amendments to the Plan are required in order that the Plan or any other stock-based compensation plan of the Company comply with the requirements of Rule 16b-3 issued under the Exchange Act as amended from time to time or any successor rule promulgated by the Securities and Exchange Commission related to the treatment of benefit and compensation plans under Section 16 of the Exchange Act, the Board is authorized to make such amendments without the consent of Optionees or the stockholders of the Company.

9.   General Provisions.

     (a) Compliance with Regulations. All certificates for Shares delivered under the Plan pursuant to the exercise of any Option shall be subject to such stock transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Company shall not be required to issue or deliver any Shares under the Plan prior to the completion of any registration or qualification of such Shares under any federal or state law, or under any ruling or regulation of any governmental body or national securities exchange that the Board in its sole discretion shall deem to be necessary or appropriate.

     (b) Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required by applicable law or the rules of any stock exchange on which the Common Stock is then listed; and such arrangements may be either generally applicable or applicable only in specific cases.
     (c) Withholding of Taxes. Each Optionee shall pay to the Company, upon the Company's request, all amounts necessary to satisfy the Company's federal, state and local tax withholding obligations with respect to the grant or exercise of any Option.
     (d) Conformity With Law. If any provision of the Plan is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan or any Option under any law deemed applicable by the Board, such provision shall be construed or deemed amended in such jurisdiction to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.
     (e) Insufficient Shares. In the event there are insufficient Shares remaining to satisfy all of the Option grants under Section 5 made on the same day, such Option grants shall be reduced pro-rata.

10.  Effective Date and Termination.

     The Plan became effective on May 7, 1992 and was to terminate immediately following the grant of Options in 1996. Pursuant to resolutions adopted by the Board on March 9, 1996, and subject to approval by the Company's shareholders at the 1996 Annual Meeting of Shareholders, the Plan shall be extended so as to terminate immediately following the grant of Options called for by Section 5 above in 2001. With respect to outstanding Options, the Plan shall terminate on the date on which all outstanding Options have expired or terminated.

                                                              [GRAPHIC OMITTED]
PROXY
                         THE WEST COMPANY, INCORPORATED
                 101 Gordon Drive, Lionville, Pennsylvania 19341
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

              The undersigned hereby appoints William S. West and George J. Hauptfuhrer, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The West Company, Incorporated, held of record by the undersigned on March 18, 1996, at the Annual Meeting of Shareholders to be held on April 30, 1996 or any adjournment thereof.

           This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3 and 4.

                         (To be Signed on Reverse Side)


|X|         Please mark your
            votes as in this
            example.

                  FOR               WITHHOLD AUTHORITY                                                     FOR    AGAINST  ABSTAIN
1.                       all the     /  /      To vote for     2. Ratification of the appointment          /  /     /  /     / /
  Election of    /  /    nominees              the nominees       of Coopers & Lybrand L.L.P. as
  3 Class III            listed                listed below       independent accountants of  the
  Directors              below                                    corporation for the fiscal year ending
                                                                  December 31, 1996.

               (except as marked to the contrary)              3. Approval and ratification of            /  /     /  /     / /
                                                                  Amendment to the 1992 Non-Qualified
(INSTRUCTION:  To withhold authority to vote for any              Stock Option Plan for Non-Employee
individual nominee, strike a line through the nominee's name      Directors.
in the list below.)
                                                               4. Approval and ratification of            /  /     /  /     / /
Tenley E. Albright, William S. West, J. Roffe Wike, II            Amendment to the Long-Term Incentive
                                                                  Plan.

                                                               5. In their discretion, the Proxies
                                                                  are authorized to vote upon such other
                                                                  business as may properly come before the
                                                                  meeting.


                                                                            This Proxy when properly executed will be voted
                                                                            in the manner directed  herein by the undersigned
                                                                            shareholder. If no direction is made, Proxy will be
                                                                            voted FOR Proposals 1, 2, 3 and 4.
SIGNATURE(S)________________________________________ DATE______________

Please sign exactly as your name appears thereon. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, please so indicate.